Exhibit 10.1

Employment & Transition Agreement

This Agreement is entered into, effective November 6, 2015, by and between MOCON Inc., with corporate headquarters at 7500 Mendelssohn Avenue North, Minneapolis, MN 55428 (the “Company”) and Daniel W. Mayer (“Mayer”). The Company and Mayer are the “Parties.”

Whereas, Mayer is currently the Chief Technology Officer and Executive Vice President of the Company as well as a director of the Company; and

Whereas, Mayer and the Company have agreed that Mayer’s employment with the Company will transition to a part-time basis beginning January 1, 2016.

Therefore, in consideration of the foregoing premises and the mutual exchange of promises contained herein, the Parties mutually agree to the following:

1.	Employment Terms.

a.

Subject to Section 8 below, from and after the date hereof through December 31, 2015, the Company will continue to employ Mayer on a full time basis in the same capacity in which he is currently employed.

b.

Subject to Section 8 below, Company will employ Mayer on a part-time basis beginning January 1, 2016 and continuing through December 31, 2016, at which time (unless the Parties agree no later September 30, 2016 to extend Mayer’s employment with the Company) Mayer will voluntarily retire and his employment with the Company shall terminate (the period between January 1, 2016 and Mayer’s last day of employment is the “Transition Term”).

c.

During his period of employment with the Company during the Transition Term, Mayer will be paid a base salary of $133,133 (less payroll deductions and withholdings as reasonably determined by the Company), which will be paid in accordance with the Company’s standard payroll practices.

d.

During his period of employment with the Company during the Transition Term, Mayer will be able to use any vacation time that was accrued and unused as of January 1, 2016 and Mayer will accrue vacation time during 2016 in accordance with the Company’s policies. Any accrued and unused vacation at the end of the Transition Term will be treated in accordance with Company policy and applicable law.

2.	Title. During the Transition Term, Mayer’s title will be “Chief Technology Adviser” and Mayer will report directly to the Company’s Chief Executive Officer (“CEO”).

3.	Duties.

a.

During his period of employment with the Company during the Transition Term, CEO will from time to time, with input from Mayer and the Company’s CFO and COO, determine the priorities and projects that Mayer will work on during such time and will communicate the same to Mayer along with budgets for each project. It is currently expected that Mayer’s primary activities will involve intellectual property matters (including assistance with patent prosecution, enhancing existing technology and developing new technology), including a role in applied technology around sensors, testing methods and miniaturization. All work product of Mayer during his employment will be subject to the Agreement Relating to Inventions, Secret Processes, Copyrights, Trademarks, Trade Names, Confidentiality and Non-Competition dated November 20, 1997 (the “Employee NDA”).

b.

During his period of employment with the Company during the Transition Term, Mayer will work an average of approximately 20 hours each week (subject to the use of vacation days, as contemplated above), with substantially all of his working hours being done from Mayer’s home. The Company and Mayer will cooperate to send the necessary files to Mayer’s house and Mayer will keep all Company’s files in a secure and locked location while they are in his home. Upon Mayer’s termination of employment with the Company, Mayer will arrange, at the Company’s expense, to have all files delivered to the Company’s headquarters.

4.	Benefits. During the Transition Term, Mayer will not be eligible to participate in any benefit programs offered by the Company that are limited to full time employees.

5.

COBRA Reimbursements. Upon the commencement of the Transition Term, if Mayer timely elects COBRA continuation coverage, the Company will reimburse him for the first three months of 2016 for the difference between the amount Mayer pays for COBRA continuation coverage for himself compared to what Mayer would pay if he were eligible for active employee coverage for himself in each such month (“COBRA Reimbursements”). The Company will make such COBRA Reimbursement payments no later than ten (10) days after the date Mayer submits the reimbursement request to the Company; provided, Mayer must submit requests (if at all) so that payment is made no later than the end of the Transition Term.

6.

Incentive Pay. During the Transition Term, Mayer will not be eligible to participate in the Company’s annual incentive compensation programs or special performance bonus plan, nor will Mayer receive any equity awards, although any unvested equity awards received by Mayer prior to the commencement of the Transition Term will vest during the Transition Term in accordance with the terms of the plan under which any such award was made. Mayer will be eligible for equity awards and incentive payments earned or awarded during 2015 consistent in accordance with the terms of such plans as administered by the Compensation Committee of the Company’s Board of Directors. Notwithstanding the foregoing, the CEO may, in his discretion and subject to approval by the Company’s Compensation Committee, set individual performance goals for Mayer during the Transition Term and if such goals are set and met (as determined by CEO), then Mayer will be eligible to receive any compensation tied to the achievement of such goals.

7.

Vehicle. During his period of employment with the Company during the Transition Term, Mayer will continue to have access to the vehicle that he currently uses that is paid for by the Company. At the end of the Transition Term, Mayer will have the opportunity to purchase the vehicle at the then current book value, consistent with Company policy. Mayer will be responsible for any taxes that become owing as a result of any such purchase.

8.	Early Termination of Employment. This Agreement and Mayer’s employment with the Company shall terminate in accordance with the following:

a.	This Agreement and Mayer’s employment shall automatically terminate upon Mayer’s death. Any unpaid salary amount owed to Mayer as of the date of his death shall be paid to Mayer’s estate.

b.	This Agreement and Mayer’s employment shall terminate upon his voluntary resignation as an employee of the Company.

c.

This Agreement and Mayer’s employment shall automatically terminate immediately upon the giving of written notice by the Company to Mayer of: (i) Mayer’s violation of any laws or regulations; (ii) any misrepresentation, malfeasance, criminal act, or act of dishonesty or insubordination by Mayer; or (iii) Mayer’s breach of any provision of this Agreement. Any unpaid salary amount owed to Mayer as of the date of his termination of employment shall be paid to Mayer.

d.

If neither a., b. nor c. above occurs, then Mayer’s employment with the Company will continue, in accordance with the terms of this Agreement, through the Transition Term as provided in Section 1 above.

9.

Board of Directors. Mayer’s membership on the Company’s Board of Directors is separate and apart from his employment. Mayer shall continue to be a member of the Board of Directors of the Company so long as he does not resign from the Board and so long as he continues to be elected to the Board of Directors by the shareholders of the Company. Each of Mayer and the Company acknowledges that it is the decision of the Company’s Board of Directors, on the recommendation of the Company’s Nominating and Governance Committee, whether or not to nominate Mayer for election to the Board of Directors at the 2016 Annual Meeting of the Company and Mayer agrees he will not take any action against the Company or any directors of the Company in the event he is not nominated for election to the Board of Directors at the 2016 Annual Meeting.

10.	Construction. This Agreement shall be interpreted and enforced in accordance with the laws of the state of Minnesota.

11.	Successors. This Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns.

12.

Notice. Any notice required or permitted to be given under this Agreement or by law shall be sufficient if it is in writing and either personally delivered or mailed by certified or registered mail with return receipt requested, postage prepaid, to the other Party at the address listed above. Either Party may change its address for the purpose of this Agreement by written notice to the other in the manner described in this section.

13.

Modification and Non-Waiver. No amendment or modification of this Agreement shall be valid or binding, nor shall any waiver of any provision of this Agreement be valid or binding, unless in writing and signed by Mayer and the President of the Company. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement, or of the same provision at any other time.

14.

Drafting. This Agreement shall not be construed more strictly against one Party than the other merely by virtue of the fact that it has been prepared initially by counsel for one of the Parties, it being recognized that both Mayer and the Company and their respective counsel have had a full and fair opportunity to negotiate and review the terms and provisions of this Agreement and to contribute to its substance and form.

15.

Severability. In case any part of this Agreement is held invalid or unenforceable, the validity, and enforceability of the remaining provisions will not be affected in any way, it being intended that the provisions of this Agreement are severable; however, if Section 1 of this Agreement is held invalid, illegal, or unenforceable, this Agreement will be considered voidable by the Company.

15.

Entire Agreement. The Parties expressly acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms. The Parties do further acknowledge that this Agreement contains the entire understanding of the Parties regarding the terms and conditions of Mayer’s employment by the Company, superseding any and all previous oral and written agreements or understandings regarding such employment except for the Employee NDA which shall remain in effect in accordance with its terms. Without limiting the generality of the foregoing, the Executive Severance Agreement between the Company and Mayer dated November 14, 2007 is hereby terminated and neither the Company nor Mayer shall have any further rights or obligations thereunder. The Parties acknowledge and agree that, except as stated herein, the Parties have offered no promise or inducement for this Agreement and the Parties execute this Agreement without relying on any statement or representation by any other party, or its representatives.

16.	Counterparts. This Agreement may be signed in counterparts. Scanned copies shall have the same force and effect as original copies.

IN WITNESS WHEREOF, the Parties have reviewed this Agreement, understand and agree to be bound by its terms, and have signed this Agreement knowingly, as a voluntary act of their own free will and deed, and after having had the opportunity to consult with legal counsel.

Daniel W. Mayer	MOCON, Inc.

/s/ Daniel W. Mayer	/s/ Elissa Lindsoe
Name	By: Elissa Lindsoe
Title	Its: Chief Financial Officer

Date: November 6, 2015	Date: November 6, 2015